Exhibit 10.30

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

PREMIER RESEARCH INTERNATIONAL, LLC,

PREMIER RESEARCH ARIZONA, LLC,

PHC, INC. D/B/A PIONEER BEHAVIORAL HEALTH,

PIVOTAL RESEARCH CENTERS, INC.

AND

PIVOTAL RESEARCH CENTERS, LLC

January 9, 2009

TABLE OF CONTENTS

		Page
Section 1.	Purchase and Sale	1
1.1	Agreement to Purchase and Sell.	1
1.2	Included Assets.	1
1.3	Excluded Assets.	2
1.4	Assumption of Assumed Liabilities.	3
1.5	Retention of Excluded Liabilities.	3
1.6	Nonassignable Contracts.	4
Section 2.	Closing Matters; Purchase Price.	5
2.1	The Closing.	5
2.2	Purchase Price.	5
2.3	Allocation of Purchase Price.	7
2.4	Proration of Taxes.	7
2.5	Further Assurances.	8
Section 3	Representations and Warranties of the Seller and Parent	8
3.1	Organization; Books and Records.	8
3.2	Authorization, Execution and Enforceability.	9
3.3	Absence of Restrictions and Conflicts.	9
3.4	Capitalization; No Interest in Other Entities.	10
3.	Ownership of Assets and Related Matters	10
3.	Financial Statements	11
3.7	Absence of Certain Change	12
3.8	Legal Proceedings.	12
3.9	Licenses, Permits and Compliance with Law.	13
3.10	Assumed Contracts.	13
3.11	Tax Returns; Taxes.	13
3.12	Employees.	14
3.13	Employee Benefit Plans.	15
3.14	Labor Relations.	1
3.15	Insurance.	16
3.16	Intellectual Property.	16
3.17	Transactions with Affiliates.	20
3.18	Customer and Supplier Relations.	21
3.19	Nondisclosed Payments; Ethical Practices.	21
3.20	Brokers, Finders and Investment Bankers.	21
3.21	Disclosure.	22
Section 4.	Representations and Warranties of the Purchaser and Premier.	22
4.1	Organization and Qualification.	22
4.2	Authorization, Execution and Enforceability.	22
4.3	Absence of Restrictions and Conflicts.	23
4.4	Brokers, Finders and Investment Bankers.	23
Section 5.	Additional Covenants and Agreements.	23
5.1	Public Announcements.	23
5.2	Reimbursement.	23
5.3	Insurance.	24
5.4	Employee Matters	24
5.5	No Benefit Plan Liabilities.	24
5.6	No Employer Liabilities.	24
5.7	Transfer Taxes and Similar Charges.	25
5.8	Bulk Sales.	25
5.9	Name Change.	25
5.10	Conduct of Business.	25
5.11	Notification.	26
5.12	No Negotiation.	26
Section 6.	Noncompetition.	26
6.1	Definitions.	26
6.2	Trade Secrets and Confidential Information.	27
6.3	Noncompetition.	27
6.4	Severability.	28
6.5	Injunctive Relief	28
Section 7.	Closing Conditions; Termination.	29

7.1	Conditions to Obligations of Each Party to Effect the Acquisition	29
7.2	Additional Conditions to Obligations of the Seller and Parent to Close.	29
7.3	Additional Conditions to the Obligations of Premier and the Purchaser to Close.	29
7.4	Frustration of Closing Conditions.	30
7.5	Termination.	31
7.6	Effect of Termination.	31
Section 8.	Indemnification.	32
8.1	Indemnification Obligations of the Seller and Parent.	32
8.2	Indemnification Obligations of Premier and the Purchaser.	32
8.3	Indemnification Procedure.	33
8.4	Claims Period.	34
8.5	Basket.	35
8.6	Cap.	35
8.7	Exclusive Remedy.	35
Section 9.	Miscellaneous.	35
9.1	Notices.	35
9.2	Attachments.	36
9.3	Knowledge; Usage.	36
9.4	Assignment; Successors in Interest; Binding Effect.	37
9.5	Number; Gender.	37
9.6	Captions.	37
9.7	Controlling Law; Integration; Amendment; Construction.	37
9.8	Severability.	38
9.9	Counterparts.	38
9.10	Enforcement of Certain Rights.	38
9.11	Waiver.	38
9.12	Costs and Expenses.	38
9.13	Arbitration; Legal Proceedings.	38

SCHEDULES

Schedule 1.2(c)	Equipment and Computer Hardware
Schedule 1.2(h)	Licenses
Schedule 1.3(a)	Excluded Contracts
Schedule 1.3(d)	Other Excluded Assets
Schedule 1.3(e)	Cash Included
Schedule 1.4(b)	Current Liabilities of the Sellers
Schedule 2.2(a)	Purchase Price (Sellers Account Information)
Schedule 2.3	Asset Allocation
Schedule 4.2	Purchaser Ancillary Documents
Schedule 5.4	Earned Time Off Amounts
Schedule 7.3(e)	Required Consents

DISCLOSURE SCHEDULES

Schedule 3.1	List of Locations where Qualified as a Foreign Entity
Schedule 3.2	Sellers Ancillary Documents
Schedule 3.4(b)	Capitalization; No Interest in Other Entities
Schedule 3.5(b)	Real Property Leases and Personal Property Leases
Schedule 3.5(d)	Liens
Schedule 3.6(a)	Financial Statements
Schedule 3.6(b)	GAAP; Accounting Polices, Practices and Procedures
Schedule 3.9	Licenses, Permits and Compliance with Law
Schedule 3.10	Assumed Contracts and Third Party Consents
Schedule 3.12	Employees
Schedule 3.13	Employee Benefit Plans
Schedule 3.15	Insurance
Schedule 3.16(b)	Ownership and Use of Intellectual Property
Schedule 3.16(e)	Owned Intellectual Property
Schedule 3.16(l)	Licenses of Intellectual Property to the Seller
Schedule 3.17	Transactions with Affiliates
Schedule 3.18(a)	Customer Relations
Schedule 3.18(b)	Supplier Relations

EXHIBITS

Exhibit A	Guaranty
Exhibit B-1	Form of Officer’s Certificates
Exhibit B-2	Form of Secretary’s Certificates
Exhibit C	Form of Bill of Sale and Assumption Agreement

ASSET PURCHASE AGREEMENT

    THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 9, 2009, is by and among PREMIER RESEARCH INTERNATIONAL, LLC, a Delaware limited liability company (“Premier”); PREMIER RESEARCH ARIZONA, LLC, a Delaware limited liability company and the wholly-owned subsidiary of Premier (the “Purchaser”); PIVOTAL RESEARCH CENTERS, INC., a Delaware corporation (“PRC Inc.”); PIVOTAL RESEARCH CENTERS, LLC, an Arizona limited liability company (“PRC LLC”); and PHC, INC., a Massachusetts corporation D/B/A PIONEER BEHAVIORAL HEALTH (the “Parent”).  This Agreement may refer to either of PRC Inc. or PRC LLC as a “Seller” and collectively as the “Sellers”.

W I T N E S S E T H:

WHEREAS, the Sellers are contract research organizations that provide clinical research, reimbursement and regulatory services for pharmaceutical companies in the neurological, psychiatric, women’s health and selected internal medicine indications therapeutic areas (the “Business”);

    WHEREAS, the parties desire to enter into this Agreement, pursuant to which the Sellers propose to sell to the Purchaser, and the Purchaser proposes to purchase from the Sellers, substantially all of the assets used or held for use by the Sellers in the conduct of the Business (the “Acquisition”), and the Purchaser proposes to assume certain of the liabilities and obligations of the Sellers relating to the Business; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition;

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged conclusively, the parties hereto, intending to be legally bound, hereby agree as follows:

Section  1.    Purchase and Sale.

1.1     Agreement to Purchase and Sell Subject to the terms and conditions of this Agreement, effective as of the Closing Date (as defined in Section 2.1), the Sellers hereby agree to sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase and acquire from the Sellers, all direct or indirect right, title and interest of the Sellers in and to (a) the Business and (b) except for the Excluded Assets (as defined in Section 1.3), all of the assets, properties and rights of the Sellers of every kind and description, tangible and intangible, wherever situated (which assets, properties and rights of the Sellers are collectively referred to herein as the “Assets”), free and clear of all Liens (as defined in Section 3.5(d)).
    1.2           Included Assets   Except as otherwise expressly set forth in Section 1.3 hereof, the Assets shall consist of all of the assets, properties and rights of the Sellers related to or used in connection with the Business of every kind and description, tangible and intangible, wherever situated, and shall include, without limitation, the following assets, properties and rights of the Sellers as of the Closing Date:

    (a)           all prepaid expenses, advances, credits and deposits and the cash amounts set forth on Schedule 1.3(e);

    (b)           all accounts receivable, notes receivable and other receivables and any security therefor;

    (c)           all fixed assets, equipment, fixtures, furnishings, servers, computer hardware and other tangible property, including the property described on Schedule 1.2(c);

                (d)           all right, title and interest in and to all Assumed Contracts (as defined in Section 3.10);

                 (e)           all right, title and interest in and to the name “Pivotal Research Centers, Inc.,” “Pivotal Research Centers, LLC” or any derivatives thereof, and all other trade names used by the Business;

                 (f)           all (i) Intellectual Property (as defined in Section 3.16(a)), including the Intellectual Property listed on Schedule 3.16(e), (ii) Data (as defined in Section 3.16(n)), and (iii) all of the Sellers’ right, title and interest in and to all computer systems (including management information and order systems, service pricing systems, hardware, software, servers, computers, printers, scanners, monitors, peripheral and accessory devices and the related media, manuals, documentation and user guides), all claims, credits, rights of recovery and set-off with respect thereto, all of the right, title and interest of the Sellers in or to any software, computer program or software product owned, used, developed or being developed (including software to create, publish, manufacture and distribute any web site or home page and macros used on any web site or home page) whether for internal use or for sale or license to others, and all of the Sellers’ right, title and interest in and to any and all software, computer programs and software products licensed by the Sellers and all proprietary rights and documentation of the Sellers, whether or not patented or copyrighted, associated therewith;

                (g)           all information, files, documents, correspondence, records, data, plans, reports, contracts and recorded knowledge, including customer, supplier, price and mailing lists, and all accounting, payroll, personnel or other books and records, in whatever media retained or stored, including computer programs and disks;

                (h)           all transferable Licenses (as defined in Section 3.9), including those set forth on Schedule 1.2(h);

                 (i)           all rights to causes of action, lawsuits, judgments, claims and demands of any nature available or being pursued (other than such rights relating solely to Excluded Assets or Excluded Liabilities (as defined in Section 1.5)); and

                (j)           all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of the Sellers (other than such rights relating solely to Excluded Assets or Excluded Liabilities).

        1.3         Excluded Assets Notwithstanding anything to the contrary set forth herein, the term “Assets” shall not mean or include the following assets, properties and rights of the Sellers (collectively, the “Excluded Assets”):

                  (a)           any Non-Assigned Contract (as defined in Section 1.6(b)) or any Contract (as defined in Section 3.10) (including any License) that the parties agree shall not be transferred to the Purchaser, as set forth on Schedule 1.3(a);

                  (b)           the charter documents, minute books, stock ledgers and other books and records related to the formation or incorporation of the Sellers;

                  (c)           all rights and claims of the Sellers and Parent under this Agreement and the Purchaser Ancillary Documents (as defined in Section 4.2);

                  (d)           the assets set forth on Schedule 1.3(d); and

                  (e)           all cash amounts except as set forth in Schedule 1.3(e)

    1.4         Assumption of Assumed Liabilities Except as expressly provided in this Section 1.4, the Purchaser shall not assume any claims, liabilities or obligations of the Sellers.  As the sole exception to the foregoing, the Purchaser shall assume and agree to discharge or perform the following liabilities and obligations of the Sellers existing as of the Closing Date (collectively, the “Assumed Liabilities”):

        (a)           the obligations and liabilities of the Sellers under the Assumed Contracts, to the extent such obligations and liabilities (i) are not required to be performed prior to the Closing Date, (ii) are disclosed in such Assumed Contracts and do not relate to the breach or non-performance thereof by the Sellers, and (iii) accrue and relate to the operations of the Business on or subsequent to the Closing Date; and

                  (b)           the current liabilities of the Sellers of the types listed on Schedule1.4(b).

   1.5      Retention of Excluded Liabilities

                 (a)           Notwithstanding anything to the contrary set forth herein, the Assumed Liabilities shall not include, and in no event shall the Purchaser assume, agree to pay, discharge or perform or incur any liability or obligation of the Sellers under this Agreement that is not expressly included as an Assumed Liability in accordance with Section 1.4 hereof (all obligations and liabilities of the Sellers, other than the Assumed Liabilities, are hereinafter referred to as the “Excluded Liabilities”), which Excluded Liabilities shall include, but not be limited to, the following:

                      (i)           any liability or obligation (including accounts payable) owed to Parent or any other Affiliate (as defined in Section 3.17) of either Seller;

        (ii)           Taxes (as defined in Section 3.11(f)) of the Sellers with respect to any period (whether complete or partial), except as provided in Section 2.4;

                          (iii)           any liability for any indebtedness with respect to borrowed money, including any interest or penalties accrued thereon;

                         (iv)           any liability relating to, resulting from, or arising out of, (A) claims made in pending or future suits, actions, investigations or other legal, governmental or administrative proceedings, or (B) claims based on violations of law, breach of contract, or environmental, health and safety matters or any other actual or alleged failure of either Seller to perform any obligation, in each case to the extent arising out of, or relating to, (x) events that have occurred, (y) services performed, or (z) the operation of the Business, prior to the Closing Date;

                          (v)           any obligation or liability relating to, resulting from, or arising out of, any Excluded Asset;

                          (vi)           any liability relating to, resulting from, or arising out of, any operation of either Seller not related to the Business or any former operation of either Seller that has been discontinued or disposed of prior to the Closing Date;

        (vii)           except as expressly set forth in Section 5.4, any Seller Benefit Plan Liability (as defined in Section 5.5) or any Seller Employer Liability (as defined in Section 5.6), whether or not such liability or obligation arises prior to, on or following the Closing Date; or

        (viii)           any liability of the Sellers or Parent arising or incurred in connection with the negotiation, preparation and execution of this Agreement or the consummation of the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of the Sellers or Parent.

        (b)           The Excluded Liabilities shall include all claims, actions, litigation and proceedings relating to any or all of the matters in the foregoing clause (a) and all costs and expenses in connection therewith.

    1.6        Nonassignable Contracts

                  (a)           Without limiting the obligations of the Sellers under this Agreement, the Sellers shall use their commercially reasonable efforts to obtain, on or before the Closing Date, the third party consents (i) that may be required for the assignment or transfer of the Assumed Contracts set forth in the first paragraph of Schedule 3.10(b)(A) of the Disclosure Schedules (as defined in Section 3) and (ii) set forth on Schedule 7.3(e).  To the extent that assignment hereunder by the Sellers to the Purchaser of any Assumed Contract (including those set forth in the first paragraph of Schedule 3.10(b)(A) and on Schedule 7.3(e) hereto) is not permitted, or is not permitted without the consent of a third party and such consent is not obtained as of the Closing Date, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach of or cause a loss of benefits thereunder.  The Sellers and Parent shall use all commercially reasonable efforts to obtain, as promptly as possible, any and all such third-party consents after the Closing Date; provided that in no event shall the Sellers’ aggregate liability under this Section 1.6(a) exceed $5,000 with respect to using such reasonable efforts.

            (b)           If and to the extent that the Sellers are unable to obtain any third party consent contemplated by Section 1.6(a), the Sellers shall continue to be bound by any such Assumed Contract (the “Non-Assigned Contract”).  To the maximum extent permitted by law and the terms of the Non-Assigned Contract, (i) the Sellers shall make the benefit of such Non-Assigned Contract available to the Purchaser, and (ii) the assignment provisions of this Agreement shall operate to the extent permitted by law and the applicable Non-Assigned Contract to create a subcontract, sublease or sublicense with the Purchaser to perform each relevant Non-Assigned Contract on the terms and conditions set forth therein.  To the extent such benefit is made available, and/or such subcontract, sublease or sublicense is created, (A) the Purchaser shall pay, perform and discharge fully all obligations of the Sellers under any such Non-Assigned Contract from and after the Closing Date, (B) the Sellers shall, without further consideration therefor, pay and remit to the Purchaser promptly any monies, rights and other consideration received in respect of such Non-Assigned Contract performance, and (C) the Sellers shall exercise or exploit its rights and options under all such Non-Assigned Contracts only as directed by the Purchaser.

            (c)           If and when any third party consent contemplated by this Section 1.6 shall be obtained or any such Non-Assigned Contract shall otherwise be assignable, the Sellers shall promptly assign all of their rights and obligations thereunder or in connection therewith to the Purchaser without payment of further consideration therefor, the Purchaser shall assume such rights and obligations, and such Non-Assigned Contract will be deemed to be an Assumed Contract transferred in accordance with Section 1.2 hereof.

Section 2.                      Closing Matters; Purchase Price.

    2.1         The Closing The closing of the Acquisition provided for in this Agreement (the “Closing”) will take place at the offices of Morris, Manning & Martin, LLP, 3343 Peachtree Road, N.E., 1600 Atlanta Financial Center, Atlanta, Georgia  30326, at 11:00 a.m. (Atlanta, Georgia time) on the date that the conditions set forth in Sections 7.1, 7.2 and 7.3 are satisfied in full or waived by the appropriate party, as applicable (such date, the “Closing Date”), or at such other time and place as the Purchaser and the Sellers may otherwise agree.  Subject to the provisions of Section 7.5, failure to consummate the Acquisition as set forth in this Section 2.1 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.  In such a situation, the Closing will occur as soon as practicable, subject to Section 7.5. The effective time for all purposes of the consummation of the Acquisition shall be 12:01 a.m. (Phoenix, Arizona time) on the Closing Date.

     2.2         Purchase Price

            (a)           Purchase Price at Closing.  On the terms and subject to the conditions set forth in this Agreement, the purchase price for the Assets to be paid by the Purchaser at the Closing, in addition to the Purchaser’s assumption of the Assumed Liabilities, shall be $3,000,000 (the “Closing Purchase Price”).  On the Closing Date, the Purchaser shall pay (or caused to be paid) the Closing Purchase Price to PRC Inc., which shall be paid by wire transfer of immediately available funds to the account set forth on Schedule 2.2(a).  The Sellers and Parent acknowledge that the payment to be made pursuant to the foregoing sentence constitutes payment in full of the Closing Purchase Price.  The Closing Purchase Price, together with the Earn-Out Amounts (as defined in Section 2.2(b)), hereinafter are referred to collectively as the “Purchase Price.”

            (b)           Earn-Out Amounts.  The Purchaser shall pay to the Sellers such amounts, if any, calculated and paid in accordance with this Section 2.2(b) (each, an “Earn-Out Amount”).  The Earn-Out Amounts shall be calculated based upon Net Revenue (as defined herein) for the year commencing on the Closing Date and ending on the first anniversary of the Closing Date (“2009 Net Revenue”) earned by the Purchaser or any Affiliate of the Purchaser in the operation of the Business consistent with the Sellers’ historical practices and as may be expanded through the Purchaser's commercially reasonable efforts (which commercially reasonable efforts may include providing clinical research, reimbursement and regulatory services for pharmaceutical companies in any therapeutic area (whether such therapeutic area is or was serviced by the Sellers before of the Closing Date)), and shall be paid in accordance with Section 2.2(d).  If 2009 Net Revenue equals or exceeds $5,700,000 (the “First Net Revenue Target Amount”), then the Purchaser shall pay $1,750,000 to the Sellers; provided, however, that if 2009 Net Revenue equals or exceeds $7,000,000 (the “Second Net Revenue Target Amount”), then, in addition to the Purchaser’s payment to the Sellers of $1,750,000 for achieving or exceeding the First Net Revenue Target Amount, the Purchaser shall pay to the Sellers $250,000 for achieving or exceeding the Second Net Revenue Target Amount.  For purposes of this Agreement, “Net Revenue” means the aggregate revenue generated by the Purchaser or any Affiliate of the Purchaser as a result of the conduct of the Business following the Closing consistent with the Sellers’ historical practices and as may be expanded through the Purchaser's commercially reasonable efforts (which commercially reasonable efforts may include providing clinical research, reimbursement and regulatory services for pharmaceutical companies in any therapeutic area (whether such therapeutic area is or was serviced by the Sellers before of the Closing Date)) during the applicable period, less (i) credit allowances, discounts and other similar deductions consistent with the Sellers’ historical practice, and (ii) those expenses incurred by the Sellers (prior to the Closing) or the Purchaser or any Affiliate of the Purchaser (after the Closing) in connection with the performance of their or its obligations under any Assumed Contract, which expenses (the “Pass Through Revenues”) are directly charged to the Customer (as defined in Section 3.18) under such arrangement (and include, by way of example and not limitation, investigation payments, travel expenses, printing costs and other similar expenses), all as measured in accordance with U.S. generally accepted accounting principles (“GAAP”); provided, however, that in connection with that certain Memorandum of Understanding dated December 28, 2005, by and between Tulsa Clinical Research LLC and PRC Inc., the Pass Through Revenues amount related thereto shall not be deducted from the calculation of Net Revenues.

        (c)           Earn-Out Report; Dispute Resolution.   Within 20 days after the end of each calendar month, the Purchaser shall provide the Sellers with a monthly report setting forth Net Revenues for such month, with each report containing reasonable detail related to any deductions from gross revenues in the calculation of Net Revenues.  On or before the date that is 30 days after the first anniversary of the Closing Date, the Purchaser shall deliver to the Sellers a report prepared by the Purchaser (the “Earn-Out Report”), which report shall be derived from the financial statements of the Business.  The Earn-Out Report shall explain in reasonable detail the calculation of the Earn-Out Amounts.  The Earn-Out Report shall be binding upon all the parties and the Earn-Out Amounts (as set forth in the Earn-Out Report) shall be paid to the Sellers 20 Business Days (as defined in Section 9.3(b)) following delivery to the Sellers of the Earn-Out Report if the Sellers shall not have given to the Purchaser a written notice of their disagreement with the Earn-Out Report (a “Notice of Disagreement”) within such 20 Business Day period.  Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.  The Purchaser and the Sellers shall attempt in good faith to resolve any and all disagreements set forth in the Notice of Disagreement.  Within ten Business Days of the delivery of a Notice of Disagreement, all matters as specified in such Notice of Disagreement that remain unresolved (the “Disputed Matters”) shall be submitted to and reviewed by the Firm (as defined in Section 2.2(f)), or if one has not been chosen in accordance with Section 2.2(f), the Purchaser and the Sellers shall select a mutually acceptable accounting firm to resolve any remaining objections, in accordance with Section 2.2(f).  The Purchaser and the Sellers shall cause the Firm, within 20 Business Days after its selection, to resolve such Disputed Matters and to prepare a definitive earn-out statement (the “Definitive Earn-Out Statement”), which shall (A) reflect the determination of the Firm with respect to any Disputed Matters and (B) be binding upon all the parties.  Upon delivery of the Definitive Earn-Out Statement, the Purchaser shall have ten Business Days to pay the Earn-Out Amounts (as determined in the Definitive Earn-Out Statement), if any, to the Sellers.  For purposes of this Agreement, the date of payment pursuant to this Section 2.2(c) shall be referred to as the “Earn-Out Payment Date.”  The fees and expenses of the Firm shall be allocated between the Purchaser, on the one hand, and the Sellers or Parent, on the other hand, so that the Sellers or Parent shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of issues in dispute submitted to the Firm that are resolved in a manner further from the position submitted to the Firm by the Sellers and closer to the position submitted to the Firm by the Purchaser (as finally determined by the Firm), and the denominator of which is the total dollar value of the issues in dispute so submitted, and the Purchaser shall be responsible for the remainder of such fees and expenses.

        (e)           Operation of Business Post-Closing.  After the Closing Date and until December 31, 2009, the Purchaser hereby agrees with the Sellers (i) to operate the Business in good faith in a substantially similar manner as it was operated by the Sellers prior to the Closing and to take no action with an intent or purpose of improperly delaying or avoiding payment of, or reducing the amount of, the Earn-Out Amounts, and (ii) use its commercially reasonable efforts to preserve and increase the Business, to comply with applicable law, and to preserve the goodwill of the Customers and others having business relations with the Purchaser with respect to the Business, subject to the fiduciary duties of the Purchaser’s board of directors or board of managers to Premier.  On and after the Closing ate, and until the delivery of the Earn-Out Report in accordance with Section 2.2(c), the Purchaser shall maintain a financial reporting system that willseparately account for the revenues and expenses related to the Business and facilitate the determination of Net Revenues and Earn-Out Amounts.

        (f)           Firm.  If the Purchaser and the Sellers are unable to resolve any Disputed Matters in accordance with Section 2.2(c), then the Purchaser and the Sellers will select and engage, in accordance with the time periods set forth in Section 2.2(c), a mutually acceptable independent accounting firm to resolve any remaining objections (the “Firm”), which Firm shall not have provided accounting services to the Purchaser, the Sellers or Parent during the three-year period immediately prior to its selection.  If the Purchaser and the Sellers are unable to agree on the choice of the Firm, or if the firm so selected declines to serve or is unable to act, they will select by lot a nationally recognized accounting firm (after excluding the accounting firms that provided prior accounting services as described above) to be the Firm.

    2.3          Allocation of Purchase Price The Purchase Price (plus the amount of the Assumed Liabilities) shall be allocated among the Assets as set forth in Schedule 2.3 hereto (the “Allocation”), which the parties determined by arm’s length negotiation in compliance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (the “Regulations”).  The Purchaser, the Sellers and Parent shall (a) timely file all forms (including Internal Revenue Service (“IRS”) Form 8594), and Tax Returns (as defined in Section 3.11(f) below) required to be filed in connection with the Allocation, (b) be bound by the Allocation for purposes of determining Taxes, and (c) take no position, and cause their respective Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return or in any audit or proceeding before any Tax Authority (as defined in Section 3.11(f) below).  In the event that the Allocation is disputed by any Tax Authority, the party receiving notice of the dispute shall promptly notify the other parties hereto concerning the dispute and any resolution of the dispute.

    2.4     Proration of Taxes The Purchaser, the Sellers and Parent agree that Taxes with respect to the Assets (but in no event including income Taxes) shall be prorated as of the Closing Date, with the Sellers liable to the extent such items relate to any time period before the Closing Date, and the Purchaser liable to the extent such items relate to periods commencing on or after the Closing Date.  In connection with these prorations, in the event that actual figures are not available on the Closing Date, the proration shall be based upon the actual Taxes or other amounts accrued through the Closing Date or paid for the most recent year (or other appropriate period) for which actual Taxes or other amounts paid are available.  Such prorated Taxes or other amounts shall be re-prorated and paid to the appropriate party within sixty (60) days of the date that the previously unavailable actual figures become available.  The Purchaser and the Sellers agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 2.4.

    2.5    Further Assurances Each party hereto shall on the Closing Date and from time to time thereafter at any other party’s reasonable request and without further consideration, execute and deliver to such other party such instruments, certificates and documents required to effect the Acquisition (in addition to those delivered pursuant to this Section 2), as shall be reasonably requested to consummate more effectively the transactions contemplated by this Agreement.

    2.6       Guaranty.  As a material inducement to the Sellers’ agreeing to the terms and conditions of this Agreement, including the payment of a portion of the Purchase Price in the form of the Earn-Out Amounts, concurrently with the execution and delivery of this Agreement, Premier Research Group Ltd., a limited company organized under the laws of England and Wales (“Guarantor”) has executed and delivered to the Sellers a guaranty substantially in the form of Exhibit A hereto (the “Guaranty")

Section 3.     Representations and Warranties of the Sellers and Parent The Sellers and Parent, jointly and severally, represent and warrant to Premier and the Purchaser as set forth below.  The Schedules referenced in this Section 3 and delivered on the date of this Agreement (collectively, the “Disclosure Schedules”) shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Section 3; provided, however, that disclosure in any of the Schedules shall be deemed to have been set forth in other Schedules where such disclosure under such other Schedule is specifically cross-referenced.

    3.1        Organization; Books and Records.

        (a)           PRC Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to possess all governmental franchises, licenses, permits, authorizations and approvals necessary (i) to own, lease, operate and carry on its business as now being conducted and as proposed to be conducted, and (ii) to enter into and perform this Agreement and each of the Seller Ancillary Documents (as defined in Section 3.2) to be executed and delivered by it.  PRC Inc. is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its business or the ownership, leasing or holding of its properties requires such qualification.  Schedule 3.1 contains a correct and complete list, as of the date hereof, of the jurisdictions in which PRC Inc. is qualified to do business as a foreign corporation.

        (b)           PRC LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona and has all requisite power and authority to possess all governmental franchises, licenses, permits, authorizations and approvals necessary (i) to own, lease, operate and carry on its business as now being conducted and as proposed to be conducted, and (ii) to enter into and perform this Agreement and each of the Seller Ancillary Documents (as defined in Section 3.2) to be executed and delivered by it.  PRC LLC is duly qualified to transact business and is in good standing as a foreign limited liability company in each jurisdiction where the character of its business or the ownership, leasing or holding of its properties requires such qualification.  Schedule 3.1 contains a correct and complete list, as of the date hereof, of the jurisdictions in which PRC LLC is qualified to do business as a foreign limited liability company.

        (c)           Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts and has all requisite power and authority to possess all governmental franchises, licenses, permits, authorizations and approvals necessary (i) to own, lease, operate and carry on its business as now being conducted and as proposed to be conducted, and (ii) to enter into and perform this Agreement and each of the Seller Ancillary Documents to be executed and delivered by it.

        (d)           Each Seller has delivered to the Purchaser a true and complete copy of its certificate of incorporation or certificate of formation and bylaws or operating agreement, as applicable, each as amended to date.

    3.2     Authorization, Execution and Enforceability  The execution, delivery and performance of this Agreement and the documents to be executed by Parent or the Sellers in connection with this Agreement as listed on Schedule 3.2 (collectively, the “Seller Ancillary Documents”) and the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Documents have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and the Sellers, respectively.  This Agreement and each Seller Ancillary Document have been or will be duly executed and delivered by Parent or the Sellers, as applicable, and constitute the valid and legally binding agreements of Parent or the Sellers, enforceable against Parent or the Sellers in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.3     Absence of Restrictions and Conflicts.  Except as disclosed in Schedule 3.10, the execution, delivery and performance of this Agreement and the Seller Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Seller Ancillary Documents do not, (a) conflict with or result in any breach of any term or provision of the certificate of incorporation, bylaws or other similar corporate or limited liability company organizational documents of Parent or the Sellers, (b) with or without the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default (or give rise to any right of termination, amendment or cancellation) under, result in the loss of any benefit under or permit the acceleration of any obligation under, any Assumed Contract or result in the creation of any Lien on any of the Assets pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other obligation to which Parent or any Seller is a party or by which any of their properties or assets may be bound, or (c) violate any judgment, decree or order of any Governmental Authority (as defined below) to which Parent or any Seller is a party or by which Parent or any Seller or any of their respective properties is bound or any statute, law, rule or regulation applicable to Parent or any Seller.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, arbitrator, governmental agency or public or regulatory unit, agency, body or authority of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision thereof (each, a “Governmental Authority”) with respect to Parent or any Seller is required in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents by Parent or any Seller or the consummation of the transactions contemplated by this Agreement or Seller Ancillary Documents by Parent or any Seller.

    3.4           Capitalization; No Interest in Other Entities.

        (a)           Parent owns, beneficially and of record, all of the issued and outstanding capital stock of PRC Inc.  PRC Inc. owns, beneficially and of record, all of the issued and outstanding membership interests of PRC LLC.  No Seller has any outstanding options, warrants, appreciation rights, phantom rights or any other rights, obligations or other agreements with respect to its capital stock or membership interests.

        (b)           Except as set forth on Schedule 3.4(b), no Seller owns any direct or indirect equity interest (by stock ownership, partnership interest, limited liability company interest, joint venture interest or otherwise) in, any other Person (as defined in Section 3.5(c)) (collectively, the “Subsidiary Equity”), and no such Subsidiary Equity is included in the Assets.

    3.5           Ownership of Assets and Related Matters.

        (a)           Real Property.  The Assets do not include, and no Seller owns, any real property.

        (b)           Leases.  Schedule 3.5(b) sets forth a correct and complete list of (i) all Contracts of the Sellers granting the Sellers possession of or rights to real property  (the “Real Property Leases”) and (ii) all Contracts of the Sellers granting the Sellers possession of or rights to personal property (the “Personal Property Leases”).  The Sellers have heretofore delivered to the Purchaser correct and complete copies of all of the Real Property Leases and the Personal Property Leases.  All of the Real Property Leases and Personal Property Leases are valid and enforceable in all respects in accordance with their respective terms with respect to the Sellers and, to the knowledge of the Sellers, any other party thereto.  There is not, with respect to the Real Property Leases and the Personal Property Leases, any existing default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or an event of default, on the part of the Sellers or, to the knowledge of the Sellers, any other party thereto.  With respect to the real property covered by the Real Property Leases and all buildings, structures, fixtures, and improvements located thereon, each Seller has adequate rights of ingress and egress for the operation of the Business in the ordinary course consistent with past practice.  With respect to the real property covered by the Real Property Leases, to the knowledge of the Sellers, neither the whole nor any portion of such property is subject to any governmental decree or order to be sold or is being condemned, expropriated, or otherwise taken by any Governmental Authority with or without payment or compensation for such property and no such condemnation, expropriation or taking has been proposed.

        (c)           No Third Party Options.  There are no existing Contracts, options, commitments or similar rights with, of or to any Person (other than the Purchaser pursuant to this Agreement) to acquire any assets, properties or rights included in the Assets or any interest therein.  For purposes of this Agreement, “Person” means any individual or entity, including a corporation, limited liability company, partnership, joint venture, firm, association, trust, unincorporated organization, other business enterprise or Governmental Authority.

        (d)           Ownership.  Except as set forth on Schedule 3.5(d), each Seller has good and valid, legal and beneficial title to the Assets of such Seller, free and clear of all mortgages, liens, pledges, security interests, charges, easements, leases, subleases, licenses and other occupancy arrangements, covenants, rights of way, options, claims, restrictions, or encumbrances of any kind other than the Assumed Liabilities (collectively, “Liens”).  Prior to the Closing, Parent and the Sellers shall cause each of the Liens set forth on Schedule 3.5(d) (and any other Liens on the Assets that may arise between the date of this Agreement and the Closing) to be terminated and released in their entirety, so that on the Closing Date each Seller shall transfer to the Purchaser good and valid, legal and beneficial title to the Assets of such Seller, free and clear of all Liens.

        (e)           Accounts Receivable.  The Sellers have delivered to the Purchaser a schedule of the Sellers’ accounts receivable as of September 30, 2008 (the “Receivables”) showing the amount of each receivable and an aging of amounts due thereunder, which schedule is true and complete in all material respects as of that date.  To the knowledge of the Sellers, the debtors to which the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding, and none of the Receivables have been made subject to an assignment for the benefit of creditors.  All of the Receivables (i) arose from bona fide transactions in the ordinary course of business, (ii) to the knowledge of the Sellers, are valid, existing and collectible in a manner consistent with the Sellers’ past practice without resort to legal proceedings or collection agencies, (iii) represent monies due for services rendered in the ordinary course of business, and (iv) are not subject to any refunds or adjustments or any defenses, rights of set-off, assignment, restrictions, security interests or other Liens.  All of the Receivables are current, and there are no disputes regarding the collectability of any Receivables.  None of the Receivables have been factored, pledged, turned over for collection or assigned to any Person.

        (f)           Condition of Certain Assets.  The equipment and other tangible property included in the Assets are in good operating condition and good state of repair, ordinary wear and tear excepted.

    3.6     Financial Statements

        (a)           The Sellers have delivered to the Purchaser the following:

            (i)           their unaudited consolidated balance sheet at June 30, 2008, June 30, 2007 and June 30, 2006, and their unaudited consolidated statements of income, retained earnings and cash flows for the twelve month periods then ended (collectively, the “Annual Financial Statements”); and

            (ii)           their unaudited consolidated balance sheet at September 30, 2008, and their unaudited consolidated statements of income for the four-month period then ended (collectively, the “Interim Financial Statements”).  The Annual Financial Statements and the Interim Financial Statements are hereinafter referred to collectively as the “Financial Statements,” and are attached hereto as Schedule 3.6(a).

        (b)           The Financial Statements have been prepared from, and are in accordance with, the books and records of the Sellers, which books and records are maintained on the accrual basis in accordance with GAAP and the Sellers’ accounting policies, practices and procedures as set forth in Schedule 3.6(b) (all of which are consistent with GAAP), each as consistently applied throughout the periods indicated, and each subject to normal year-end audit adjustments and to the fact that such statements lack footnotes and other presentation items (which, if such matters were included, would not be material individually or in the aggregate).  Each of the balance sheets included in the Financial Statements (including any related notes and schedules) fairly presents the financial position of the Sellers, as of the date of such balance sheet, and each of the statements of income, retained earnings, and cash flows included in the Financial Statements (including any related notes and schedules) fairly presents the results of operations, changes in retained earnings and changes in cash flows, as the case may be, of the Sellers, for the periods set forth therein, in each case in accordance with GAAP and the Sellers’ accounting policies, practices and procedures as set forth in Schedule 3.6(b) (all of which are consistent with GAAP), each as consistently applied throughout the periods indicated, and each subject to normal year-end audit adjustments and to the fact that such statements lack footnotes and other presentation items (which, if such matters were included, would not be material individually or in the aggregate).  Since June 30, 2004, there has been no material change in any of the accounting (and tax accounting) policies, practices or procedures of the Sellers.

    3.7     Absence of Certain Changes.  Except with respect to the transactions contemplated by this Agreement, neither Seller has taken any of the following actions since the date of the Interim Financial Statements:

        (a)           entered into any employment agreement relating to the Business and having an annual base salary amount of $75,000 or more;

         (b)           terminated or modified any existing benefit arrangement or employee benefit plan or otherwise increased the annual level of compensation of any existing employee other than such annual compensation increases occurring in the ordinary course of business;

        (c)           encumbered, sold, licensed or otherwise transferred any assets, properties or rights of such Seller relating to the Business to any Person, other than sales or services to Customers in the ordinary course of business;

                (d)           engaged in any efforts outside the ordinary course of business to accelerate the collection of any Receivables;

                (e)           canceled or waived any indebtedness or other obligation owing to the Seller relating to the Business;

                (f)           incurred any indebtedness or other liabilities relating to the Business in excess of $10,000;

                (g)           made any payment relating to the Business in excess of $10,000;

                (h)           purchased or otherwise acquired any property, rights or assets relating to the Business having a value in excess of $10,000;

                (i)           waived any rights or claims of such Seller relating to the Business;

                (j)           breached, amended or terminated any of the Assumed Contracts;

                (k)           engaged in any transaction relating to the Business outside the ordinary course of business; or

                (l)           agreed to do any of the foregoing.

     3 8         Legal Proceedings.  There are no suits, actions, claims, hearings, charges, complaints, demands, proceedings or investigations (collectively, “Proceedings”) pending or, to the Sellers’ knowledge, threatened against, relating to or involving the Sellers, the Business, Parent (solely to the extent relating to its ownership of the Sellers) or any of the Sellers’ officers or directors (acting in their capacity as such) before any Governmental Authority nor, to the knowledge of the Sellers, is there any basis for any such Proceeding.  There is no judgment, decree, injunction, citation, settlement agreement, rule or order of any Governmental Authority outstanding against the Sellers.

    3.9         Licenses, Permits and Compliance with Law.  Schedule 3.9 is a true and complete list of all material notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations, and applications therefor (collectively, the “Licenses”) held by the Sellers and issued by, or submitted by the Sellers to, any Governmental Authority.  Each Seller owns or possesses all of the Licenses that are necessary to enable it to carry on the Business as presently conducted.  All Licenses are valid, binding, and in full force and effect.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect any License.  Each Seller has taken all necessary action to maintain each License.  No loss or expiration of any License is pending, reasonably foreseeable or, to the Sellers’ knowledge, threatened (other than expiration upon the end of any term).  Each Seller is (and has been at all times during the past five (5) years) in compliance with all applicable laws (including applicable laws relating to privacy, zoning, environmental matters and the safety and health of employees), ordinances, regulations and orders of all Governmental Authorities, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Business or the Assets.  “Material Adverse Effect” or “Material Adverse Change” means any event, change, occurrence or effect which, individually or together with any other event, change, occurrence or effect, has, or reasonably could have, a material adverse effect upon (a) the condition (financial or otherwise), business, assets, liabilities or results of operations of the Sellers, or (b) the ability of the Sellers or Parent to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement, provided that “Material Adverse Effect” or “Material Adverse Change” shall not be deemed to include an event, change, occurrence or effect to the extent (and only to the extent) it relates to (i) applicable economic or market conditions generally affecting the technology or software industry that do not affect the Sellers in a materially disproportionate manner; (ii) the announcement of the Acquisition and the other transactions contemplated by this Agreement; (iii) the execution of, compliance with the terms of, or the taking of any action required by this Agreement, or the consummation of the Acquisition; or (iv) changes in national or international political or social conditions, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack.

    3.10         Assumed Contracts  Schedule 3.10 sets forth, as of the date hereof, (a) a complete and correct list of all material Contracts (including the Real Property Leases and the Personal Property Leases), and all Contracts (material or otherwise) with any Customer, relating to the Business to which a Seller is a party and which currently are outstanding (collectively, and unless indicated otherwise on Schedule 3.10, the “Assumed Contracts”), and (b) a complete and correct list of all consents or notices required to be obtained or given under the Contracts listed on Schedule 3.10 in connection with this Agreement.  For purposes of this Agreement, “Contract” means any legally binding contract, agreement, arrangement, commitment, undertaking, instrument, permit, mortgage, license, sublicense, letter of intent, quotation, statement of work, contract order or purchase order (in each case, whether oral or in writing).  Complete and correct copies of all Assumed Contracts (as defined below) have been delivered to Premier and the Purchaser.  The Assumed Contracts are in full force and effect and are valid and enforceable in accordance with their respective terms with respect to the applicable Seller and, to the knowledge of the Sellers, each other party thereto.  With respect to the Assumed Contracts, there is no existing default, event of default, or event which with or without due notice or lapse of time or both would constitute a default or event of default, on the part of the applicable Seller or, to the knowledge of the Sellers, any other party thereto.

    3.11        Tax Returns; Taxes

        (a)           Each Seller has timely filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects.  All Taxes owed by a Seller (whether or not shown on any Tax Return) have been paid.  Neither Seller is currently the beneficiary of any extension of time within which to file any Tax Return.  Neither Seller nor Parent has received notice of a claim made by a Taxing Authority in a jurisdiction where any Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction.  There are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

        (b)           Neither Seller nor Parent has received notice of:  (i) any issue raised or adjustment proposed (and, to the knowledge of the Sellers, none is pending) by any Tax Authority with respect to Taxes of any Seller; or (ii) any pending Tax audit or examination, nor any action, suit, investigation, claim or deficiency asserted with respect to such Seller.  Neither Seller has waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

        (c)           Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

        (d)           Each Seller has delivered to Premier and the Purchaser true and correct copies of all Tax Returns filed by such Seller during the past three (3) calendar years.

        (e)           Neither Seller has been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis, other than each such group of which it is currently a member.

                (f)           Neither Seller will be obligated to make a payment, in connection with the transactions contemplated hereunder or otherwise, to any employee or former employee or former employee of, or individual providing services to a Seller that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.  Neither Seller will be obligated to pay any excise Taxes or similar Taxes imposed on any employee or former employee of, or individual services to a Seller under Section 4999 of the Code as a result of the consummation of the transactions contemplated hereby.

                (g)           For purposes of this Agreement:  (i) the term “Tax” or “Taxes” includes all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign Tax Authority, including, without limitation, all income, gross receipts, gains, profits, windfall profits, gift, severance, ad valorem, social security, unemployment, disability, premium, recapture, credit, excise, property, sales, use, occupation, service, service use, leasing, leasing use, value added, transfer, payroll, employment, withholdings, estimated, license, stamp, franchise or similar taxes (including any interest earned thereon or penalties, additions or fines attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns and any interest in respect of such penalties, additions or fines); (ii) “Tax Return” means any report, return, documents, declaration or other information or filing required to be supplied to any Tax Authority or jurisdiction with respect to Taxes including, without limitation, any supporting schedules or attachments and any amendments thereto; and (iii) “Tax Authority” means any Governmental Authority responsible for the assessment, determination, collection or imposition of any Tax (including the IRS).

    3.12         Employees.  Schedule 3.12 contains a true and complete list of all of the employees (whether full-time, part-time or otherwise) and independent contractors of each Seller as of the date hereof, specifying their status as an employee or independent contractor, annual salary, hourly wages, position, length of service, location of employment or independent contractor services, and consulting or other independent contractor fees, together with an appropriate notation next to the name of any such employee or independent contractor on such list who is subject to any written employment agreement, consulting Contract or any other written term sheet or other document describing the terms and/or conditions of employment of such employee or of the rendering of services by such independent contractor.  Each Seller has properly classified as an independent contractor any person so named on Schedule 3.12.  Except as set forth on Schedule 3.12, neither Seller has made any verbal commitments to any officers, current or former employees, current or former consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise (all of which commitments shall remain the sole and exclusive obligations of the applicable Seller).

    3.13        Employee Benefit Plans.  Except as disclosed on the corresponding subparagraph in Schedule 3.13:

        (a)           There are no nonqualified deferred compensation, incentive compensation, equity compensation plans, “welfare” plans, funds or programs (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “pension” plans, funds or programs (within the meaning of Section 3(2) of ERISA), other employee benefit plans, funds, programs, agreements or arrangements, in any case, that are sponsored, maintained or contributed to or required to be contributed to by any Seller or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with any Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code, or to which any Seller or an ERISA Affiliate is party, or with respect to which any Seller or an ERISA Affiliate could have any liability, whether written or oral, for the benefit of any employee or former employee, contractor or former contractor, director, shareholder, or any dependent of such, of any Seller or any ERISA Affiliate (individually, a “Benefit Plan,” and collectively, the “Benefit Plans”).

                (b)           There are no employment, termination, retention, change in control or severance agreements to which any Seller or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or former employee of any Seller (individually, an “Employment Contract,” and collectively, the “Employment Contracts”).

                (c)           Each Seller has furnished or made available to Premier and the Purchaser: (i) a complete and current copy of each written Benefit Plan and Employment Contract and any amendments thereto; (ii) a written description of each unwritten Benefit Plan; and (iii) such other documentation with respect to any Benefit Plan as has been reasonably requested by Premier and the Purchaser.

                (d)           Each Seller maintains records relating to the Family and Medical Leave Act, as amended (“FMLA”), that identify each employee of such Seller who currently is on FMLA leave and his or her job title and each employee of such Seller who has requested FMLA leave to begin after the date of this Agreement.

                 (e)           No liability under Title IV or Section 302 of ERISA has been incurred by any Seller or an ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Purchaser or any ERISA Affiliate of incurring any such liability and no Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code.

                (f)           No Benefit Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA, nor is any Benefit Plan a plan described in Section 4063(a) of ERISA, nor is any Benefit Plan a “multiple employer plan” described in Section 413(c) of the Code or a “multiple employer welfare arrangement” described in Section 3(40) of ERISA.

                (g)           Each Benefit Plan has been operated and administered in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

                (h)           Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a letter from the IRS that it is so qualified, and all “interim amendments” required to be made to such Plan to preserve such “qualified” status (as discussed in Section 5 of Rev. Proc. 2005-66) have been timely made.

                (i)           The consummation of the Acquisition will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of any Seller to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

                (j)           There are no Benefit Plans or Employment Contracts that provide medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of any Seller for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

                (k)           There are no Benefit Plans or Employment Contracts or any options or warrants that provide nonqualified deferred compensation that is subject to taxation under Section 409A of the Code.

     3.14        Labor Relations

                (a)           Neither Seller has engaged in any unfair labor practice within the meaning of the National Labor Relations Act or state law equivalent, and there exists no pending or, to the knowledge of the Sellers, threatened unfair labor practice charges or race, color, religion, sex, national origin, age or disability discrimination charges against any Seller before any board, department, commission, agency or other Governmental Authority.

                 (b)           There are no existing or, to the knowledge of Sellers, threatened (i) labor strikes, (ii) grievances, (iii) representation questions regarding any employees of any Seller, or (iv) arbitration procedures arising out of or under any union contract covering employees of any Seller.

                (c)           Neither Seller is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by such Seller.

     3.15        Insurance  Schedule 3.15 sets forth a correct and complete list of current insurance policies and coverages carried by or for the benefit of the Sellers.  All such policies are in full force and effect and all premiums due and payable in respect thereof have been paid.  Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by either Seller.  Schedule 3.15 sets forth a list of all pending claims with respect to all such policies.

    3.16               Intellectual Property.

        (a)           Definition of Intellectual Property.  The term “Intellectual Property” means:

                        (i)           all business names, trade names, registered and unregistered trademarks (including common law marks), trade dress, service marks, and Internet domain names (including all U.S. federal, state and foreign registrations with respect to any of the foregoing, and applications for registration of any of the foregoing) (collectively, “Marks”);

                         (ii)           all patents (including all reissues, divisions, continuations, continuations in part, and extensions thereof), patent applications, and inventions and discoveries that may be patentable, in any jurisdiction (collectively, “Patents”);

                         (iii)           all copyrights in both published and unpublished works (including all U.S. and foreign registrations and applications for registration of the foregoing) (collectively, “Copyrights”);

                        (iv)           all computer software, except generally available commercial software (in both source code and object code), including (A) any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting any Internet site(s), (E) all Worldwide Web addresses, URLs, and sites, and (F) all documentation, including system documentation, user manuals and training materials, relating to any of the foregoing (collectively, “Software”); and

                        (v)           all other know-how, Confidential Information (as defined in Section 6.1(a)), Trade Secrets (as defined in Section 6.1(e)), customer lists, technical documentation, technical information, data, technology, research records, plans, drawings, schematics, compilations, devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible.

                (b)           Ownership and Use of Intellectual Property.  The Sellers own, or have the right to use pursuant to licenses, sublicenses, agreements, or permissions, all Intellectual Property currently used in the operation of the Business.  The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any such Intellectual Property, and, except as set forth in Schedule 3.16(b), each item of Intellectual Property owned or used by any Seller immediately prior to the Closing Date will be owned or available for use by the Purchaser on identical terms and conditions immediately subsequent to the Closing Date.

                (c)           Infringement of Third Party Intellectual Property Rights.  Neither Seller has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties and the operation of the Business as currently conducted will not interfere with, infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property rights of third parties or constitute unfair competition or trade practices under the laws of any jurisdiction.  Neither Seller has received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any Seller must license or refrain from using any Intellectual Property rights of any third party), nor, to the Sellers’ knowledge, is there any basis therefor.

                (d)           Infringement of Seller Intellectual Property Rights.  To the Sellers’ knowledge, no third party (including any present or former employee, consultant, or shareholder) has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of either Seller.

                (e)           Owned Intellectual Property.  Schedule 3.16(e) identifies each Mark, Patent and Copyright that each Seller owns with respect to any of its Intellectual Property, and whether each such item of Intellectual Property has been registered, or whether such Seller has applied for registration, with any Governmental Authority.  The Sellers have made available to Premier and the Purchaser correct and complete copies of all such Marks, Patents and Copyrights (each as amended to date).  Schedule 3.16(e) also identifies all Software owned by either Seller (whether or not the Copyright therein has been registered).  With respect to each item of Intellectual Property required to be identified in Schedule 3.16(e):

                         (i)           Each Seller possesses all right, title, and interest in and to such item, free and clear of any and all Liens.

                        (ii)           No Proceeding is pending (nor, to the knowledge of the Sellers, is any Proceeding threatened) that challenges the legality, validity, enforceability, use, or ownership of the item.

                        (iii)           Neither Seller is under any obligation to grant any right, license or permission to use any of its Intellectual Property, and the consummation of the Closing will not grant or create any obligation to grant any right, license or permission to use any of its Intellectual Property.

                        (iv)           No (A) government funding; (B) facilities of a university, college, other educational institution or research center; or (C) funding from any Person (other than funds received in consideration for any Seller’s capital stock or ownership interests) was used in the development of the item.  No current or former employee, consultant or independent contractor of either Seller who was involved in, or who contributed to, the creation or development of the item, has performed services for the government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for such Seller.

        (f)           Patents.  Except as set forth on Schedule 3.16(e), the Sellers have no Patents and have not applied for any Patents, and the conduct of the Business as currently conducted and as contemplated to be conducted does not require the use of any Patents other than those set forth on Schedule 3.16(e).

                (g)           Marks.  Except as set forth on Schedule 3.16(e), neither Seller has registered any Mark with any Governmental Authority.

                (h)           Copyrights.  Except as set forth in Schedule 3.16(e), neither Seller has registered any Copyright with any Governmental Authority.

                (i)           Software.  All Software owned, licensed or used to conduct the Business by each Seller as currently conducted has adequate capability and capacity for the Business and performs in conformity with the specifications set forth in its documentation.  To the Sellers’ knowledge, such Software operates without malfunctions or design failures, and is free from any defects, errors or “bugs” (in each case, with the exception of de minimus malfunctions, design failures, defects, errors or “bugs”).  With respect to the Software required to be identified on Schedule 3.16(e):

                         (i)           Such Software was either (A) developed by employees of any Seller within the scope of their employment or (B) developed by independent contractors or consultants who have assigned all of their rights in and to the Software to any Seller pursuant to written agreements.

                        (ii)           Neither Seller has any obligation to provide maintenance or support services with respect to any such Software to any third party.

                        (iii)           Neither Seller has entered into any source code escrow or similar arrangement under which a third party would have the right to obtain the source code for any such Software.

                     (iv)           Each Seller employs commercially reasonable measures to ensure that such Software does not contain any viruses.  For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware or to allow a third party to have access to the user’s computer or network without such user’s authority.

                    (v)           Such Software does not contain any Public Software.  For purposes of this Agreement, “Public Software” means any software that contains, includes or incorporates, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following:  (I) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (II) the Artistic License (e.g., PERL); (III) the Mozilla Public License; (IV) the Netscape Public License; (V) the Sun Community Source License (SCSL); (VI) the Sun Industry Standards License (SISL); (VII) the BSD License; and (VIII) the Apache License.

                (j)           Trade Secrets.  Each Seller has taken commercially reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets and all Trade Secrets disclosed by any third party to the Sellers.

                (k)           Licenses of Intellectual Property by the Sellers.  Neither Seller has granted a license, agreement or other permission with respect to its Intellectual Property to any third party.

                (l)           Licenses of Intellectual Property to the Sellers.  Schedule 3.16(l) identifies each item of Intellectual Property that any third party owns and that each Seller uses to conduct the Business as it is currently conducted and contemplated to be conducted and any licenses, sublicenses, agreements, or permissions other than software subject to shrink-wrap license agreements for under $5,000 in the aggregate.  The Sellers have delivered to Premier and the Purchaser true, correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).  Schedule 3.16(l) includes a summary of any license fee, royalty or other payment obligations of the Sellers under the applicable license, sublicense, agreement or permission.  With respect to each item of Intellectual Property required to be identified in Schedule 3.16(l):

                        (i)           The license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect.

                        (ii)           The license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement.

                        (iii)           No party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default or permit termination, modification, or acceleration under the license, sublicense, agreement, or permission.

                        (iv)           No party to the license, sublicense, agreement, or permission has repudiated any provision thereof.

                        (v)           With respect to each sublicense, to the knowledge of the Sellers, the representations and warranties set forth in Section 3.16(l)(i) through (iv) are true and correct with respect to the underlying license.

        (m)           Royalties and other Payment Obligations.  Neither Seller is obligated to make any payments by way of any royalties, fees or otherwise to any owner, licensor or other claimant to any intellectual property rights for the ownership, transfer or use thereof other than as expressly required under any license, sublicense, agreement or permission expressly disclosed on Schedule 3.16(l).

              (n)           Data.  The data and information used by the Sellers in providing products or services to its Customers (collectively, the “Data”) (i) does not violate the privacy rights of any Person, (ii) to Sellers’ knowledge, does not infringe upon, misappropriate, conflict with or violate the Intellectual Property rights of any Person, (iii) was collected and acquired in accordance with all applicable laws and agreements, and (iv) when used by the Sellers, in the manner in which the Data was used prior to the date hereof, does not violate any applicable law, regulation (including the regulations of the U.S. Food & Drug Administration) or agreement.  Without limiting the generality of the foregoing, the Business and operations of the Sellers are and have at all times been in material compliance with all applicable laws relating to the privacy and security of protected health information, which includes any individually identifiable health information transmitted or maintained in any electronic media or transmitted or maintained in any medium, and to the conduct of certain electronic transactions, including the information and transactions governed by the Health Insurance Portability and Accountability Act of 1996, as amended, the regulations promulgated thereunder, and comparable state laws and regulations.  The Sellers have taken commercially reasonable steps to maintain the confidentiality and proprietary nature of the Data.  To Sellers’ knowledge, the Sellers have not experienced any Data loss, breach of security or otherwise unauthorized access by third parties to confidential information, including personally identifiable information, in either Seller’s possession, custody or control.

                (o)           Agreements with Employees, Consultants and Independent Contractors.  All former and current employees, consultants and independent contractors of each Seller have executed written agreements with such Seller that assign to such Seller all rights to inventions, improvements, discoveries or information of such Seller.  True, correct and complete copies of such agreements have been delivered to the Purchaser and Premier.  No employee, consultant or independent contractor of either Seller has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee, consultant or independent contractor may be engaged or requires the employee to transfer, assign or disclose information concerning his, her or its work to anyone other than such Seller.  No Intellectual Property used by any Seller to conduct the Business as currently conducted or as contemplated to be conducted is owned by or registered in the name of any employee, consultant or independent contractor.

    3.17           Transactions with Affiliates.  Except as set forth in Schedule 3.17, no officer, director or shareholder (including Parent) of either Seller, or any person with whom any such officer, director or shareholder has any direct or indirect relation by blood, marriage, or adoption, or any entity in which any such person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange and less than five percent (5%) of the stock of which is beneficially owned by all such Persons in the aggregate), or any Affiliate of any of the foregoing, or any current or former Affiliate of such Seller (each, a “Seller Related Party”), has any interest in any contract, arrangement, or understanding with, or relating to, the Business, the Assets or the Assumed Liabilities.  No Seller Related Party nor, to the knowledge of the Sellers, any other employee of the Seller, is indebted to either Seller.  Neither Seller is indebted or committed to make loans or extend or guaranty credit to any Seller Related Party or any other employee of such Seller.  For purposes of this Agreement, “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.  For purposes of this definition, “Control,” “Controlling,” and “Controlled,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     3.18     Customer and Supplier Relations.

        ( a)           Customers.  Schedule 3.18(a) contains a complete and accurate list of the names and addresses of the customers of the Sellers (collectively, the “Customers”) as of the date hereof.  No Customer (or former Customer) during the last 12 months has canceled, terminated, materially amended or made any threat to cancel, terminate or materially amend its Contract or to decrease its usage of the Seller’s services or products.  Neither Seller has received any notice or has knowledge to the effect that any current Customer may terminate or materially alter its business relations with such Seller, either as a result of the transactions contemplated by this Agreement or otherwise.

                (b)           Suppliers.  Schedule 3.18(b) contains a complete and accurate list of the names and addresses of the suppliers of the Sellers as of the date hereof to which any Seller paid amounts in excess of $500 in the most recent fiscal year (collectively, the “Suppliers”).  No Supplier (or former Supplier) during the last 12 months has canceled, terminated, or materially amended or made any threat to cancel, terminate or materially amend its Contract or to increase the pricing of the products or services provided to any Seller.  Neither Seller has received any notice or has knowledge to the effect that any current Supplier may terminate or materially alter its business relations with such Seller, either as a result of the transactions contemplated by this Agreement or otherwise.

    3.19         Nondisclosed Payments; Ethical Practices.  Neither the Sellers nor the officers, directors or shareholder (including Parent) of the Sellers, nor anyone acting on behalf of any of them, has made or received any payments not correctly categorized and fully disclosed in the Sellers’ books and records in connection with or in any way relating to or affecting any Seller or the Business.  Neither Seller nor any representative thereof has offered or given, and the Sellers have no knowledge of any Person that has offered or given on its behalf, anything of value to:  (i) any official of a Governmental Authority, any political party or official thereof, or any candidate for political office; (ii) any Customer (including potential customers), or member of any Governmental Authority; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any Customer (including potential customers), member of any Governmental Authority or candidate for political office for the purpose of the following: (A) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (B) inducing such Person to use such Person’s influence with any Governmental Authority or instrumentality thereof to affect or influence any act or decision of such Governmental Authority or instrumentality to assist any Seller in obtaining or retaining business for, or with, or directing business to, any Person; or (C) where such payment would constitute a bribe, kickback or illegal or improper payment to assist any Seller in obtaining or retaining business for, or with, or directing business to, any Person.

    3.20    Brokers, Finders and Investment Bankers.  Except for William Blair & Co., neither Seller nor Parent has employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees in connection with the transactions contemplated herein.

    3.21    Disclosures.  No representation, warranty or covenant made by any Seller or Parent in this Agreement (including the Disclosure Schedules and the other Schedules hereto) contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

Section 4.                      Representations and Warranties of the Purchaser and Premier.  Premier and the Purchaser, jointly and severally, represent and warrant to the Sellers and Parent as follows:

    4.1     Organization and Qualification:

        (a)           Premier is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use and lease its assets and properties.  Premier is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a material and adverse effect on Premier.

        (b)           The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to possess all governmental franchises, licenses, permits, authorizations and approvals necessary (i) to own, lease, operate and carry on its business as proposed to be conducted, and (ii) to enter into and perform this Agreement and each of the Purchaser Ancillary Documents to be executed and delivered by it; provided, however, that as of the date of this Agreement, the qualifications of the Purchaser to do business as a foreign limited liability company in the States of Arizona and Utah are in process.  The Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities, has incurred no obligations or liabilities directly or indirectly (other than such obligations or liabilities associated with the consummation of the transactions contemplated by this Agreement), and has conducted its operations only as contemplated hereby.

    4.2     Authorization, Execution and Enforceability.  The execution, delivery and performance of this Agreement and the documents being executed by Premier or the Purchaser in connection with this Agreement as listed on Schedule 4.2 (collectively, the “Purchaser Ancillary Documents”) and the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents have been duly authorized by all necessary limited liability company action on the part of Premier and on the part of the Purchaser.  This Agreement and each Purchaser Ancillary Document have been duly executed and delivered by Premier and the Purchaser (as applicable) and constitute the valid and legally binding agreements of Premier and the Purchaser (as applicable), enforceable against each in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

    4.3     Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Purchaser Ancillary Documents do not (a) conflict with or result in any breach of any term or provision of the certificate of formation or operating agreement of Premier or of the Purchaser, (b) with or without the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default (or give rise to any right of termination, amendment or cancellation) under, result in the loss of any benefit under, permit the acceleration of any obligation under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other obligation to which Premier or the Purchaser is a party or by which any of its properties or assets may be bound, or (c) violate any judgment, decree or order of any court or Governmental Authority to which Premier or the Purchaser is a party or by which Premier or the Purchaser or any of their respective properties is bound or any statute, law, rule or regulation applicable to Premier or the Purchaser.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority with respect to Premier or the Purchaser is required in connection with the execution, delivery or performance of this Agreement or the Purchaser Ancillary Documents by Premier or the Purchaser or the consummation of the transactions contemplated by this Agreement or the Purchaser Ancillary Documents by Premier or the Purchaser.  No action or proceeding has been instituted against Premier or the Purchaser before any Governmental Authority by any Person seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

    4.4           Brokers, Finders and Investment Bankers.  Neither Premier nor the Purchaser has employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees in connection with the transactions contemplated herein.

Section 5.         Additional Covenants and Agreements.  Each of the parties hereto shall comply with the following additional covenants and agreements to the extent applicable to such party (unless compliance is waived in advance in accordance with this Agreement):

    5.1     Public Announcements.  Except as may be required by applicable law or stock market, exchange or similar rules, regulations or requirements, (a) no press release announcing the execution of this Agreement shall be issued and if so required to be issued shall only be issued in such form as may be mutually agreed upon by Parent and Premier and (b) each of Parent and Premier shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Acquisition or this Agreement; provided, however, that such approval shall not be unreasonably withheld or delayed.

    5.2     Reimbursement.  It is understood that, following the Closing Date, the Purchaser could pay liabilities that constitute Excluded Liabilities, and the Sellers could pay liabilities (other than the Excluded Liabilities) that constitute Assumed Liabilities.  The Sellers shall promptly reimburse the Purchaser for any such Excluded Liabilities paid by the Purchaser, upon receipt by the Sellers of evidence of payment thereof by the Purchaser.  The Purchaser shall promptly reimburse the Sellers for any such Assumed Liabilities paid by the Sellers, upon receipt by the Purchaser of evidence of payment thereof by the Sellers.

    5.3     Insurance.  If requested by the Purchaser prior to the Closing Date, the Sellers and Parent shall in good faith cooperate with the Purchaser and take all commercially reasonable actions requested by the Purchaser that are necessary or desirable to permit the Purchaser to have available to it following the Closing Date the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of the Sellers, to the extent such insurance policies relate to the Business or the Assets, following the Closing Date.  All costs relating to the actions described in this Section 5.3 shall be borne by the Purchaser (it being understood that the Sellers shall pay, and the Purchaser shall not be responsible for, any premiums relating to any insurance policies related to the Assets or the Business for any period prior to the Closing Date other than the amount by which such premiums may be increased, if any, as a result of the Purchaser’s request hereunder, which increased amount shall be the Purchaser’s responsibility).

    5.4     Employee Matters. The parties hereto acknowledge that the Purchaser may offer employment with the Purchaser to all of the employees of the Sellers set forth on Schedule 3.12 and who are employed by the Sellers on the Closing Date, on such terms and conditions as shall be mutually agreed upon between each such continuing employee (each, a “Continuing Employee”) and the Purchaser shall have no obligation to employ any such individual employee except in its sole discretion.  The parties agree that, except for the “Earned Time Off” costs set forth and more particularly described on Schedule 5.4 (which costs, in the aggregate, will not exceed the total amount set forth on Schedule 5.4), all employer responsibilities, costs and liabilities, including those under any severance agreements or arrangements, for any employees of the Sellers, including those terminated prior to, on or after the Closing Date shall be and remain the exclusive responsibility, cost and liability of the Sellers, Sellers shall reasonably cooperate with the Purchaser in all respects in connection with the employee matters set forth in this Section 5.4 and elsewhere in this Agreement, including, without limitation, providing such information relating thereto as may be reasonably requested by the Purchaser from time to time.

    5.5     No Benefit Plan Liabilities.The Sellers and/or their ERISA Affiliates shall remain liable for all Seller Benefit Plan Liabilities, regardless of when or how any such liability arose, and regardless of whether any such liability may result in or has resulted in a claim upon the Assets.  For purposes of this Agreement, “Seller Benefit Plan Liabilities” shall mean any claims, liabilities, costs, expenses or compensation that exist, that arise by reason of, or that are in any way connected with or based on any Benefit Plan or any Employment Contract.  Additionally, the Sellers and Parent agree not to assert that the Purchaser (or any of the Purchaser’s Affiliates) is a successor employer of the Sellers or any ERISA Affiliate of the Sellers.  In accordance with the foregoing, the parties agree that the Purchaser (or any of the Purchaser’s Affiliates) shall not assume liability for, or have any liability with respect to, any severance or unemployment plan or arrangement, or any group health continuation coverage or coverage rights under Section 4980B of the Code or Part 6 of the Title I of ERISA applicable to, or arising with respect to, any group health plan sponsored and/or maintained by any Seller or any ERISA Affiliate of any Seller at any time prior to or after the Closing, and all such liabilities for any employees of the Sellers or any ERISA Affiliate of the Sellers, including those terminated prior to, on or after the Closing Date, shall be and remain the exclusive responsibility, cost, and liability of the Sellers and/or such ERISA Affiliate of the Sellers.

    5.6     No Employer Liabilities.  The Sellers shall remain liable for all Seller Employer Liabilities, regardless of when or how any such liability arose, and regardless of whether any such liability may result in or has resulted in a claim upon the Assets.  For purposes of this Agreement, “Seller Employer Liabilities” shall mean any claims, liabilities, costs, expenses or compensation that exist, that arise by reason of, or that are in any way connected with or based on (a) an employee’s employment relationship with any Seller or Parent and/or the termination of such relationship, (b) foreign, federal, state, county or municipal fair employment practices act and/or any law, ordinance or regulation promulgated by any Governmental Authority as applied to employees of any Seller or Parent, (c) interference with and/or breach of contract with employees of any Seller or Parent, (d) retaliatory or wrongful discharge of any employee of any Seller or Parent, (e) intentional or negligent infliction of emotional distress or mental anguish upon employees of any Seller or Parent, (f) outrageous conduct with respect to employees of any Seller or Parent, (g) interference with business relationships, contractual relationships or employment relationships involving employees of any Seller or Parent and any third party, (h) breach of duty, fraud, fraudulent inducement to contract, breach of right of privacy, libel, slander, or tortuous conduct of any kind with respect to employees of any Seller or Parent, (i) violations of Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991 and/or 42 U.S.C. §1981 with respect to employees of any Seller or Parent, (j) violations of the Age Discrimination in Employment Act of 1967, the Age Discrimination claims Assistance Act of 1988 and/or the Older Workers’ Benefit Protection Act with respect to employees of any Seller, (k) violations of federal or state handicap or disability discrimination laws or acts, including, but not limited to, the Rehabilitation Act of 1973 and the Americans with Disabilities Act with respect to employees of any Seller or Parent, (l) discriminatory or wrongful acts against employees of any Seller, (m) violations of ERISA, FMLA or the Fair Labor Standards Act with respect to employees of any Seller, (n) violations of the workers’ compensation laws of any state or other jurisdiction by any Seller or Parent, or (o) violations of any other federal, state, county or municipal law or regulation with respect to employees of any Seller or Parent.  For the avoidance of doubt, the term Seller Employer Liabilities does not include any claim by any natural person that relates to such person’s employment by the Purchaser or any actions of the Purchaser or Premier with respect to such employment relationship.

    5.7     Transfer Taxes and Similar Charges.  All transfer, documentary, sales, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Purchaser will join in the execution of any such Tax Returns or other documentation.

    5.8     Bulk Sales.  Without limiting the respective rights and obligations of the parties hereto pursuant to Section 8 hereof, the parties hereby agree to waive the requirement, if any, that each complies with any bulk transfer law that may be applicable to the transactions contemplated by this Agreement.

    5.9     Name Change. Within ten days following the Closing Date, the Sellers shall, and shall cause any subsidiary entity they control to, change its corporate name to remove any reference to the name “Pivotal Research Centers” or any other trade name used in the Business.  As promptly as practicable after such date, the Sellers shall file in all jurisdictions in which they or their subsidiaries are qualified to do business any documents necessary to reflect such change of name or to terminate the qualifications therein.  In connection with enabling the Purchaser, at or as soon as practicable after the Closing Date, to use the current corporate names of the Sellers, the Sellers have executed and delivered to the Purchaser all consents related to such change of name as requested by the Purchaser, and the Sellers will otherwise cooperate with the Purchaser in such respects.

5.10  Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Sellers agree (unless otherwise contemplated by this Agreement or Premier shall give its prior consent in writing, which written consent shall not be unreasonably withheld), to carry on the Business in the ordinary course and in accordance with their past practices, to pay their liabilities and Taxes consistent with their past practices, to pay or perform other obligations when due consistent with their past practices, to collect the Receivables in the ordinary course and consistent with past practices, and to use reasonable efforts and institute all policies to preserve intact the Business, keep available the services of their present officers and key employees and preserve their relationships with Customers, Suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with them, all with the express purpose and intent of preserving unimpaired the goodwill and ongoing operations of the Business at the Closing Date.  Except as expressly contemplated by this Agreement, the Sellers shall not, without the prior written consent of Premier (which written consent shall not be unreasonably withheld), take or agree in writing or otherwise to take, any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect, prevent the Sellers from performing or cause the Sellers not to perform their agreements and covenants in this Agreement or cause any condition to Premier and the Purchaser’s closing obligations in Section 7.1 or Section 7.3 not to be satisfied.

    5.11    Notification

        (a)           Between the date of this Agreement and the Closing, the Sellers and Parent shall promptly notify Premier and the Purchaser in writing if either of them becomes aware of (i) any fact or condition that causes or constitutes a breach of any of the representations and warranties of the Sellers and Parent made as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the Sellers’ or Parent’s discovery of, such fact or condition.  Such notice shall not affect any rights of Premier or the Purchaser under Sections 7.5, 7.6 or 8.

        (b)           Between the date of this Agreement and the Closing, the Sellers and Parent shall promptly notify the Purchaser of the occurrence of any breach of any covenant of the Sellers or Parent in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.  No such notification shall affect any rights of Premier or the Purchaser under Sections 7.5, 7.6, 8.

    5.12     No Negotiation.  Until such time as this Agreement shall be terminated pursuant to Section 7.5, subject to the fiduciary duties of the Sellers’ and Parent’s board of directors or board of managers (as applicable), neither the Sellers nor Parent shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than Premier or the Purchaser) relating to any business combination transaction involving the Sellers, including the sale (a) by Parent of PRC Inc.’s stock, (b) by PRC Inc. of PRC LLC’s membership interests, or the merger, consolidation or other business combination of either Seller, or the sale of the Business or any of the Assets, other than in the ordinary course of business.  The Sellers and Parent shall notify Premier and the Purchaser of any such inquiry or proposal within 24 hours of receipt or awareness of the same by the Sellers or Parent.

Section 6.                      Noncompetition.

    6.1     Definitions  For purposes of this Section 6, the following terms shall have the meanings set forth below:

        (a)           “Confidential Information” means any data or information of the Sellers, other than Trade Secrets, which is valuable to the Sellers and not generally known to competitors, including general business information, industry information, analyses, and other information of a proprietary nature that was developed or compiled by the Sellers;

        (b)           “Restricted Activities” means all activities of the type conducted, offered, or provided by the Sellers in the operation of the Business as of the Closing Date;

        (c)           “Restricted Period” means the period beginning on the Closing Date and ending on the fourth anniversary of the Closing Date;

        (d)           “Territory” means the United States of America, such area being where Customers and actively sought prospective Customers of the Sellers are located; and

        (e)           “Trade Secrets” means information of the Sellers, without regard to form, including technical or nontechnical data, formulas, patterns, compilations, programs,  devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

6.2           Trade Secrets and Confidential Information.

        (a)           Trade Secrets.  The Sellers and Parent (on behalf of themselves and their respective Affiliates) each hereby agree that none of such Persons will use or disclose any Trade Secrets for so long as the pertinent information remains Trade Secret information (and, in any event, throughout the Restricted Period), regardless of whether the Trade Secrets are in written or tangible form, without the prior written consent of the Purchaser.  Nothing in this Agreement shall diminish the rights of the Purchaser regarding the protection of Trade Secrets and other intellectual property pursuant to applicable law.

        (b)           Confidential Information.  The Sellers and Parent (on behalf of themselves and their respective Affiliates) hereby agree that during the Restricted Period, such Persons will hold in confidence all Confidential Information, and none of such Persons will disclose, publish, or make use of Confidential Information without the prior written consent of the Purchaser.

    6.3           Noncompetition.

        (a)           Acknowledgment.  The Sellers and Parent (on behalf of themselves and their respective Affiliates) acknowledge that the Sellers conduct the Restricted Activities throughout the Territory and that to protect adequately the interest of the Purchaser in the Business and the Assets, it is essential that any noncompetition covenant with respect thereto cover all Restricted Activities and the entire Territory for the duration of the Restricted Period.

        (b)           Trade Name.  The Sellers and Parent (on behalf of themselves and their respective Affiliates) hereby agree that during the Restricted Period neither the Sellers, Parent nor their respective Affiliates will, directly or by assisting others, own, manage, operate, join, control, or participate in the ownership, management, operation, or control of any business conducted under any corporate, product, or trade name or trademark of the Sellers, without the prior written consent of the Purchaser.

        (c)           Noncompetition Covenant.  The Sellers and Parent (on behalf of themselves and their respective Affiliates) each hereby agree that none of such Persons will, during the Restricted Period, directly or by assisting others, conduct Restricted Activities in the Territory or otherwise engage in, have an equity or profit interest in, or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, or consulting nature) to any business that conducts any of Restricted Activities in the Territory.

        (d)           Nonsolicitation.  The Sellers and Parent (on behalf of themselves and their respective Affiliates) hereby agree that none of such Persons will, during the Restricted Period, directly or by assisting others:

             (i)           solicit or attempt to solicit, any business from any of the Sellers’ Customers existing as of the Closing Date or during the one-year period prior to the Closing Date, including actively sought prospective customers, for purposes of providing products or services that are competitive with those provided by the Sellers; or

            (ii)           hire, recruit, or solicit or attempt to hire, recruit, or solicit, on behalf of the Sellers, Parent or their respective Affiliates, or on behalf of any other Person, any employee or independent contractor of the Sellers who, effective as of the Closing Date, became an employee or independent contractor of the Purchaser or any of its Affiliates; provided, however, that making general solicitations for employment, including advertising in print media of general circulation or posting for employment or independent contractor opportunities on one or more websites that are not specifically directed at the foregoing employees or independent contractors (and the hiring or retention of an employee or independent contractor as a result of such general solicitation) shall not be deemed to be a breach of this Section 6.3(d)(ii).

    6.4     Severability.  If a judicial or arbitral determination is made that any of the provisions of this Section 6 constitutes an unreasonable or otherwise unenforceable restriction against either Seller, Parent or their respective Affiliates, the provisions of this Section 6 shall be rendered void only to the extent that such determination finds such provisions to be unreasonable or otherwise unenforceable with respect to such Seller, Parent or their respective Affiliates.  In this regard, each Seller and Parent (on behalf of themselves and their respective Affiliates) hereby agree that any judicial or arbitral authority construing this Section 6 shall be empowered to sever or modify any portion of the Territory, any prohibited business activity or any time period from the coverage of this Agreement, and to apply the provisions of this Section 6 to the remaining portion of the Territory, the remaining business activities or the remaining time period not so severed or modified by such judicial or arbitral authority.  Moreover, notwithstanding the fact that any provision of this Section 6 is determined not to be specifically enforceable, the Purchaser shall nevertheless be entitled to recover monetary damages as a result of any breach of any such provision by any Seller, Parent or their respective Affiliates.

    6.5     Injunctive Relief.  The Sellers and Parent hereby agree that any remedy at law for any breach of the provisions contained this Section 6 shall be inadequate and that the Purchaser shall be entitled to injunctive relief in addition to any other remedy the Purchaser might have under this Section 6.  The Sellers and Parent agree that any court of competent jurisdiction should immediately enjoin any breach of this Section 6 upon the request of the Purchaser, and the Sellers and Parent specifically release the Purchaser from the requirement of posting bond in connection with temporary or interlocutory injunctive relief, to the extent permitted by law.

Section 7.     Closing Conditions; Termination.

    7.1           Conditions to Obligations of Each Party to Effect the Acquisition.The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions (unless waived in writing by the Purchaser):

        (a)           Governmental and Regulatory Approvals.  Approvals from any Governmental Authority (if any) necessary for consummation of the transactions contemplated by this Agreement shall have been obtained.

        (b)           No Injunctions or Regulatory Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect (and no notice shall have been given of the intent to commence proceedings for such an order or other prohibition); nor shall there be any action taken, or any law or order enacted, entered, enforced or deemed applicable to the Acquisition or the other transactions contemplated by this Agreement that would prohibit the consummation of the Acquisition; provided, however, that the party invoking this condition must use all commercially reasonable efforts to have such order or injunction vacated.

7.2           Additional Conditions to Obligations of the Sellers and Parent to Close.  The obligations of the Sellers and Parent to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Sellers:

        (a)           Representations and Warranties.  Each of the representations and warranties made by the Purchaser and Premier in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of the date of this Agreement and on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date (except for any representation and warranty made as of a specified date shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such specified date).

        (b)           Closing Purchase Price.  The Sellers shall have received the Closing Purchase Price, subject to and in accordance with Section 2.2(a).

        (c)           Guaranty.  The Purchaser shall have delivered to the Sellers the Guaranty executed by the Guarantor.

        (d)           Consent.  The Sellers and Parent shall have received the consent of CapitalSource Finance LLC (“CapitalSource”) under that certain Revolving Credit, Term Loan and Security Agreement dated October 19, 2004 between Parent, CapitalSource and the other parties thereto, which consent shall include a termination and release by CapitalSource of any and all Liens it may have against the Assets and the interests therein to be acquired by the Purchaser hereunder.

    7.3           Additional Conditions to the Obligations of Premier and the Purchaser to Close.   The obligations of Premier and the Purchaser to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Premier:

        (a)           Representations and Warranties.  Each of the representations and warranties made by the Sellers and Parent in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of the date of this Agreement and on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date (except for any representation or warranty made as of a specified date shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such specified date).

        (b)           Performance.  Each Seller and Parent shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by such Seller or Parent on or before the Closing Date.

        (c)           Officer’s and Secretary’s Certificates.  Each Seller shall have delivered to Premier and the Purchaser (i) a certificate, dated the Closing Date and executed by the President or any Vice President of such Seller, substantially in the form set forth in Exhibit B-1 hereto, and (ii) a certificate, dated the Closing Date and executed by the Secretary of such Seller, substantially in the form set forth in Exhibit B-2 hereto.

        (d)           Bill of Sale.  The Sellers shall have delivered to the Purchaser a Bill of Sale and Assumption Agreement between the Purchaser and the Sellers in the form of Exhibit C hereto (the “Bill of Sale”), duly executed by the Sellers.

        (e)           Consents.  The Sellers shall have delivered to Premier and the Purchaser the third party consents identified on Schedule 7.3(e) hereto.

        (f)           Good Standing/Tax Clearance Certificates.  The Sellers shall have delivered to Premier and the Purchaser a certificate from the Secretaries of State of the States of Arizona, Utah and each other State or other jurisdiction in which each Seller is qualified to do business as a foreign corporation dated within three business days prior to the Closing Date certifying that such Seller is in good standing and that all applicable Taxes and fees of the Seller through and including the Closing Date have been paid.

         (g)           UCCs.  The Sellers shall have delivered to Premier and the Purchaser UCC-2 or UCC-3 termination statements executed by each Person holding a security interest in any of the Assets as of the Closing Date, terminating any and all such security interests and evidence reasonably satisfactory to Premier and the Purchaser that all Liens shall have been released prior to or shall be released simultaneously with the Closing.

         (h)           Financing.  The Purchaser and Premier shall have obtained, on terms and conditions reasonably satisfactory to them, the financing the Purchaser requires to consummate the transactions contemplated by this Agreement.

    7.4           Frustration of Closing Conditions.  Each party acknowledges and agrees that it will use its commercially reasonable efforts to cause the conditions it is obligated to perform pursuant to Sections 7.2 or 7.3, as applicable, to be satisfied.  No party may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Acquisition and the other transactions contemplated by this Agreement.

    7.5           Termination. By notice given prior to or at the Closing, subject to Section 7.6, this Agreement may be terminated as follows:

        (a)           by the Purchaser if a material breach of any provision of this Agreement has been committed by the Sellers or Parent and has not been cured within 20 days;

        (b)           by the Sellers, if a material breach of any provision of this Agreement has been committed by the Purchaser or Premier and has not been cured within 20 days;

        (c)           by the Sellers, if any condition set forth in Section 7.2 or Section 7.3(h) has not been satisfied or waived by the Sellers (in their sole discretion) on or before February 28, 2009 (the “Outside Closing Date”), unless either Seller or Parent are in material breach of this Agreement;

        (d)           by the Purchaser, if any condition in Section 7.3 has not been satisfied or waived by the Purchaser (in its sole discretion) on or before the Outside Closing Date, unless the Purchaser or Premier are in material breach of this Agreement; or

        (e)           by mutual written consent of the Purchaser and the Sellers.

    7.6           Effect of Termination.

    (a)           Except as set forth in this Section 7.6, each party’s right of termination under Section 7.5 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 7.5, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 7.6 and Sections 9.1 and 9.12 will survive and no party will be liable for any damages or penalties of any kind or nature whatsoever; provided, however, that if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

    (b)           Notwithstanding Section 7.6(a), if (i) the Sellers and Parent have satisfied, at or prior to the Outside Closing Date, each of the conditions set forth in Section 7.3 (other than the financing condition set forth in Section 7.3(h)), (ii) the Sellers and Parent have determined, in their reasonable discretion, that the conditions to their obligation to close set forth in Section 7.2 have been satisfied (or if the Sellers and Parent elect to waive any of such conditions) and (iii) the Purchaser or the Sellers terminate this Agreement because the condition set forth in Section 7.3(h) has not been satisfied by the Outside Closing Date, then the Purchaser or Premier shall, upon such termination, pay to the Sellers $200,000 in immediately available funds, wired to the Sellers’ account set forth in Schedule 2.2(a) (the “Termination Fee”).  Payment of the Termination Fee by the Purchaser or Premier shall be in lieu of the payment by Purchaser or Premier of Seller Losses (as defined in Section 8.2) and otherwise shall constitute the sole and exclusive remedy of Parent and the Sellers in connection with a termination of this Agreement arising as a result of the failure to satisfy the condition set forth in Section 7.3(h); provided, however, that if the failure to satisfy the condition set forth in Section 7.3(h) is as a result of the Purchaser or Premier’s failure to comply with its obligations to seek such financing in accordance with Section 7.3(h), then Parent and the Sellers’ right to pursue all legal remedies will survive such termination unimpaired.

Section 8.                      Indemnification.

    8.1     Indemnification Obligations of the Sellers and Parent.  Subject to the limitations set forth in this Section 8, the Sellers and Parent shall, jointly and severally, indemnify, defend and hold harmless Premier, the Purchaser and their respective officers, directors, employees, shareholders and Affiliates, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and attorneys’ fees and expenses), whether or not involving a third-party claim, arising out of or relating to:

        (a)           any liability or obligation of the Sellers or Parent of any nature whatsoever, except the Assumed Liabilities;

        (b)           events or circumstances occurring or existing with respect to the ownership, operation and maintenance of the Business and the Assets prior to the Closing Date, except the Assumed Liabilities;

        (c)           any breach or inaccuracy of any representation or warranty made by the Sellers or Parent in this Agreement or in any Seller Ancillary Document; and

         (d)           any breach of any covenant, agreement or undertaking made by any Seller or Parent in this Agreement.

The claims, liabilities, obligations, losses, costs, expenses and damages of the Purchaser Indemnified Parties described in this Section 8.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as “Purchaser Losses.”  For purposes of determining the amount of Purchaser Losses or Seller Losses resulting from the matters described in Sections 8.1 and 8.2 (but not whether such Purchaser Losses or Seller Losses arose or occurred), respectively, the representations and warranties, covenants and agreements applicable thereto shall be deemed not to include any qualification or limitation with respect to materiality (whether by the terms “material” or “materiality” or by reference to a “Material Adverse Effect,” a “Material Adverse Change,” or otherwise).

    8.2           Indemnification Obligations of Premier and the Purchaser.  Premier and the Purchaser, jointly and severally, shall indemnify and hold harmless the Sellers and Parent and their respective officers, directors, employees, shareholders, and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and attorneys’ fees and expenses), whether or not involving a third-party claim, arising out of or relating to:

         (a)           any of the Assets, any of the Assumed Liabilities or the operation of the Business following the Closing Date;

        (b)           any breach or inaccuracy of any representation or warranty made by Premier or the Purchaser in this Agreement or any Purchaser Ancillary Document; and

        (c)           any breach of any covenant, agreement or undertaking made by Premier or the Purchaser in this Agreement.

The claims, liabilities, obligations, losses, costs, expenses and damages of the Seller Indemnified Parties described in this Section 8.2 as to which the Seller Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as “Seller Losses.”

    8 .3           Indemnification Procedure.

        (a)           Promptly after receipt by a Purchaser Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other party for any Purchaser Losses or Seller Losses (as the case may be), such Indemnified Party shall promptly notify the Seller and Parent or the Purchaser and Premier, as the appropriate indemnifying parties (each, an “Indemnifying Party”), of such complaint or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability arising otherwise than under this Agreement with respect to such claim; provided, further, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of material rights and defenses otherwise available to the Indemnifying Party with respect to such claim.  The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within 20 days thereafter, to assume the defense of such action or proceeding, including the employment of counsel.  If the Indemnified Party, however, reasonably believes that its ongoing business may be affected by such action or proceeding, then the Indemnified Party shall have the right to reject the assumption of the defense by the Indemnifying Party.  In the event that (i) the Indemnifying Party declines or fails to assume the defense of the action or proceeding; (ii) the Indemnifying Party fails to employ counsel reasonably satisfactory to the Indemnifying Party rejects the assumption of the defense by the Indemnifying Party, then the Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding.  In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party’s own expense.  If an Indemnified Party gives notice to the Indemnifying Parties pursuant to this Section of the assertion of a third-party claim, the Indemnifying Parties shall be entitled to participate in the defense of such third-party claim and, to the extent that it wishes (unless (i) any Indemnifying Party is also a Person against whom the third-party claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Parties fail to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such third-party claim and provide indemnification with respect to such third-party claim), to assume the defense of such third-party claim with counsel satisfactory to the Indemnified Party.  After notice from the Indemnifying Parties to the Indemnified Party of its election to assume the defense of such third-party claim, the Indemnifying Parties shall not, so long as they diligently conduct such defense, be liable to the Indemnified Party under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such third-party claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such third-party claim, other than reasonable costs of investigation.  Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a third-party claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Parties, assume the exclusive right to defend, compromise or settle such third-party claim, but the Indemnifying Party will not be bound by any settlement of such third-party claim effected without its consent (which may not be unreasonably withheld).  The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which it is maintaining, and to cooperate in good faith with each other with respect to the defense of any such action.

        (b)           An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; (ii) the terms or effect of the settlement shall not encumber any of the assets of any Indemnified Party or any Affiliate thereof, or contain or result in any restriction, interference or condition that would apply to such Indemnified Party or its Affiliates or to the conduct of any of their respective businesses; and (iii) the Indemnifying Party shall obtain, as a condition of such settlement, a complete unconditional release of each Indemnified Party.

        (c)           In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party.  Such notice shall specify the basis for such claim.  As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim and, within 15 Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

    8.4           Claims Period.

        (a)           Notwithstanding any right of any party (whether or not exercised) to investigate the affairs of another party, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any certificate delivered pursuant to this Agreement.

     (b)           The period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party (a “Claims Period”) shall begin on the Closing Date, and shall terminate (or not terminate) as follows:

            (i)           with respect to Purchaser Losses arising under Sections 8.1(a), 8.1(b) and 8.1(c), the Claims Period shall terminate on the date that is 540 days after the Closing Date, except to the extent that such claims arise under (A) Sections 3.1(a) (Organization; Books and Records), 3.2 (Authorization, Execution and Enforceability), 3.5(c) (No Third Party Options), 3.5(d) (Ownership), and 3.20 (Brokers, Finders and Investment Bankers) hereof (the “Surviving Matters”), for which the Claims Period shall not terminate or (B) Sections 3.11 (Tax Returns; Taxes) or 3.13 (Employee Benefit Plans) (Sections 3.11 and 3.13, collectively, the “Tax and Employee Benefit Matters”), for which the Claims Period shall terminate upon the expiration of the applicable statutes of limitations for the subject matters thereof;

            (ii)           with respect to Purchaser Losses arising under Section 8.1(d), the Claims Period shall terminate in accordance with the provisions thereof;

            (iii)           with respect to Seller Losses under Section 8.2(a), the Claims Period shall not terminate;

            (iv)           with respect to Seller Losses arising under Section 8.2(b), the Claims Period shall terminate on the second anniversary of the Closing Date; or

            (v)           with respect to Seller Losses arising under Section 8.2(c), the Claims Period shall terminate in accordance with the provisions thereof.

Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

    8.5           Basket.  Notwithstanding anything to the contrary set forth herein, the Sellers and Parent shall be liable for Purchaser Losses arising under Section 8.1 only if such Purchaser Losses exceed, in the aggregate, $30,000 (the “Basket Amount”), in which event the Purchaser Indemnified Parties may claim indemnification for all Purchaser Losses.  Notwithstanding the foregoing, Purchaser Losses arising under or pursuant to any Surviving Matters, Tax and Employee Benefit Matters, Section 8.1(d) or any matter constituting fraud or illegal activity under applicable law by the Sellers or Parent shall not be subject to the Basket Amount and there shall be no “threshold amount” on the indemnification obligations of the Sellers or Parent with respect to such Purchaser Losses.

    8.6           Cap.The maximum liability that the Seller and Parent may have with respect to Purchaser Losses under Section 8.1 shall not exceed, in the aggregate, 75% of the Purchase Price actually received by the Sellers (the “Cap Amount”); provided, however, that (a) Purchaser Losses arising under or pursuant to any Surviving Matter or any Tax and Employee Benefit Matter shall not be subject to the Cap Amount, and (b) there shall be no “limitation amount” on the indemnification obligations of the Sellers or Parent with respect to such Purchaser Losses arising in connection with Section 8.1(d) or any matter constituting fraud or illegal activity under applicable law by the Sellers or Parent.

    8.7           Exclusive Remedy. Subject to Section 6.5, each party’s sole and exclusive remedy for monetary compensation in connection with any breach of this Agreement by any other party shall be pursuant to the provisions in Section 8; provided, however, that nothing set forth in this Section 8 shall be deemed to prohibit or limit any party’s right at any time, on or after the Closing Date, to seek injunctive or equitable relief for the failure of any other party to perform any covenant or agreement contained herein.

Section 9.                      Miscellaneous.

    9.1           Notices.All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

To Premier or the Purchaser:
c/o Premier Research Group Ltd.
30 Wellington Business Park
Dukes Ride
Crowthorne RG45 6LS
United Kingdom
Attention: Chief Development Officer
Telecopy: +44(0) 1344458314

wit a copy to:

Morris, Manning & Martin, LLP
3343 Peachtree Road, N.E.
1600 Atlanta Financial Center
Atlanta, Georgia 30326
Attention: Carl J. Erhardt, Esq.
Telecopy: (404) 365-9532

To the Sellers or Parent:

PHC, Inc. d/b/a Pioneer Behavioral Health
200 Lake Street, Suite 102
Peabody, MA 01960
Attention: Bruce A. Shear, President
Telecopy: (978) 536-2677

with a copy to:

Arent Fox LLP
1050 Connecticut Avenue, NW
Washington, DC 20036
Attention: Steven A. Cohen, Esq.
Telecopy: (202) 857-6395

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.1, be deemed given upon facsimile confirmation, (c) if delivered by mail in the manner described above to the address as provided for in this Section 9.1, be deemed given on the earlier of the third Business Day following mailing or upon receipt, and (d) if delivered by overnight courier to the address as provided in this Section 9.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case, regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties.

    9.2           Attachments.  All Schedules (including the Disclosure Schedules) and Exhibits attached hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

    9.3           Knowledge; Usage.

     (a)           When used herein, the phrase “to the knowledge of” any Person, “known to” any Person or any similar phrase, means (i) with respect to any Person who is an individual, the actual knowledge of such Person, (ii) with respect to any other Person other than the Seller, the actual knowledge of the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as the officers and directors of such Person, (iii) with respect to the Sellers, the actual knowledge of Bruce A. Shear, Paula C. Wurts and Joanne Mashburn, and (iv) in the case of each of (i), (ii) and (iii), the knowledge of facts that such Persons would likely discover in the course of conducting a reasonable inquiry in connection with this Agreement of officers and other employees charged with supervisory or operational responsibility for such matter.

        (b)           Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) the terms “hereof,” “herein,” “hereby” and derivatives or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iii) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (iv) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (v) when a reference is made in this Agreement to Schedules or Exhibits, such reference shall be to a Schedule or Exhibit to this Agreement unless otherwise indicated.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under applicable generally accepted accounting principles.  The term “party” or “parties” when used herein refer to Premier and the Purchaser, on the one hand, and the Seller and Parent, on the other.  The term “U.S. Dollars,” “dollar,” and the symbol “$” all shall refer to United States dollars, the lawful currency of the United States.  “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Arizona or Delaware are authorized or obligated to close.

    9.4           Assignment; Successors in Interest; Binding Effect. No assignment or transfer by any party of their respective rights and obligations hereunder shall be made except with the prior written consent of the other parties hereto; provided, however, the Purchaser may assign, in its sole discretion and without prior written consent, all or any of its rights and interests to any Affiliate of the Purchaser; provided that such Affiliate shall be bound by all of Purchaser’s and Premier’s obligations of this Agreement and that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and each of their respective permitted successors and assigns.

    9.5           Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

    9.6           Captions.The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

    9.7           Controlling Law; Integration; Amendment; Construction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without reference to Delaware choice of law rules.  Except as hereinafter provided, this Agreement supersedes all negotiations, agreements and understandings among the parties with respect to the subject matter hereof.  This Agreement, together with any agreements entered into on or subsequent to the date hereof, constitute the entire agreement among the parties hereto.  This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.  No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any Governmental Authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

    9.8           Severability.Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by law, the parties hereto waive any provision of law that renders any such provision prohibited or unenforceable in any respect.

    9.9           Counterparts.

    This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

    9.10           Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto, and their permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

    9.11           Waiver.Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

    9.12           Costs and Expenses. Except as otherwise expressly set forth herein, the Sellers and Parent will bear all costs and expenses (including, without limitation, any brokers or finders fees and any attorneys and accountants fees) incurred by them in connection with the transactions contemplated by this Agreement, and Premier and the Purchaser will bear all such costs and expenses incurred by them in connection herewith.

    9.13           Arbitration; Legal Proceedings.

        (a)           Any controversy, claim, or question of interpretation in dispute between the parties arising out of or relating to this Agreement or the breach thereof, except such as may arise under Section 2.2 hereof, shall be finally settled by arbitration in Wilmington, Delaware under the then effective Commercial Arbitration Rules of the American Arbitration Association as modified by this Agreement, and judgment on the award rendered by the arbitrators may be entered in any U.S. federal or state court in the State of Delaware having jurisdiction.  The award rendered by the arbitrators shall be final and binding on the parties and not subject to further appeal.  Such arbitration can be initiated by written notice by either party (the “Claimant”) to the other party, which notice shall identify the Claimant’s selected arbitrator.  The party receiving such notice (the “Respondent”) shall identify its arbitrator within ten Business Days following its receipt of such notice.  The arbitrator selected by the Claimant and the arbitrator selected by the Respondent shall, within ten Business Days of their appointment, select a third neutral arbitrator.  In the event that they are unable to do so, either party may request the American Arbitration Association to appoint the third neutral arbitrator.  The arbitrators shall have the authority to award any remedy or relief that a court in Delaware could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of injunctive or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process.  The arbitration award will be in writing and specify the factual and legal basis for the award.

        (b)           It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable.  Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m.  The arbitrators shall use all reasonable efforts to issue the final award or awards within a period of five Business Days after closure of the proceedings.  Failure of the arbitrators to meet the time limits of this Section 9.13(b) shall not be a basis for challenging the award.

        (c)           The arbitrators shall instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys’ fees and expenses of the prevailing party.  If the arbitrators determine that there is no prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrators.

        (d)           Each party hereto hereby agrees that any legal proceeding instituted to compel arbitration or to enforce an arbitration award hereunder, or to the extent arbitration is deemed to be inapplicable to any dispute arising out of or relating to this Agreement, will be brought exclusively in the U.S. federal or state courts situated in Delaware, and hereby submits to personal jurisdiction therein and irrevocably waives any objection as to venue therein, and further agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum.  The Sellers and Parent hereby designate, appoint and empower Steven A. Cohen, Arent Fox LLP, presently having offices at 1050 Connecticut Avenue, NW, Washington, DC  20036, as their true and lawful agent for service of process to receive and accept on their behalf service of process in any such proceeding brought in any such courts.  Premier and the Purchaser hereby designate, appoint and empower Carl J. Erhardt, Esq. of Morris, Manning & Martin, LLP, presently having offices at 3343 Peachtree Road, N.E., 1600 Atlanta Financial Center, Atlanta, Georgia  30326, as their true and lawful agent for service of process to receive and accept on their behalf service of process in any such proceeding brought in any such courts.  Each of the foregoing persons agrees that the failure of the process agent appointed by such person to give notice of process to such person shall not impair or affect the validity of service upon such agent or of any judgment based thereon, and each such person irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by certified mail, postage prepaid, to such person’s address for notices under this Agreement.

 [SIGNATURES APPEAR ON THE NEXT PAGE]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date and year first above written.

PURCHASER:

PREMIER RESEARCH ARIZONA, LLC

By: /s/ B. Gallagher
Name: B. Gallagher
Title: Chief Development Officer

PREMIER:

PREMIER RESEARCH INTERNATIONAL, LLC

By: /s/ B. Gallagher
Name: B. Gallagher
Title: Chief Development Officer

SELLERS:

PIVOTAL RESEARCH CENTERS, INC.

By: /s/ Paula C. Wurts
Paula C. Wurts
Its: Chief Financial Officer

PIVOTAL RESEARCH CENTERS, LLC

By: /s/ Paula C. Wurts
Paula C. Wurts
Its: Chief Financial Officer

PARENT:

PHC, INC. d/b/a PIONEER BEHAVIORAL HEALTH

By: /s/ Paula C. Wurts
Paula C. Wurts
Its: Chief Financial Officer

[Signature Page to Asset Purchase Agreement]